EXHIBIT 99.2

Linn Energy Announces Authorization of Unit Repurchase Program

Houston, Texas, October 9, 2008 – Linn Energy, LLC (NASDAQ: LINE) announced today that its Board of Directors has authorized the repurchase of up to $100 million of the Company’s outstanding units. The Company may purchase units from time to time on the open market or in negotiated purchases. The timing and amounts of any such repurchases will be at the discretion of management, subject to market conditions and other factors, and will be in accordance with applicable securities laws and other legal requirements. The repurchase plan does not obligate the Company to acquire any specific number of units and may be discontinued at any time.

“The Board's authorization of the unit repurchase program reflects its confidence in Linn Energy’s business and its belief that our units are significantly undervalued," said Michael C. Linn, Chairman and Chief Executive Officer. “Furthermore, this program underscores our strong balance sheet and liquidity position. Linn Energy’s current yield is approximately 22%, and we believe that repurchasing our units at these levels will deliver value to our unitholders.”

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Clay Jeansonne
	Executive Vice President and CFO	Vice President – Investor Relations
	281-840-4169	281-840-4193

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.